Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
Graham Corporation Reports Third Quarter Fiscal 2011
Revenue Up 58% Over Prior Year Period
•	Orders were $17.8 million in the quarter; Backlog at $90.5 million at highest level in three quarters
•	Cash and cash equivalents exceeded $48 million after the all-cash acquisition of Energy Steel; no bank debt
•	Energy Steel integration proceeding well and on schedule
•	Full fiscal year revenue guidance of $69 million to $72 million represents 11% to 16% growth over prior year
BATAVIA, NY, February 4, 2011 — Graham Corporation (NYSE Amex: GHM), a global designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear power plants, today reported its financial position and results of operations for its third quarter and nine-months ended December 31, 2010. Graham’s current fiscal year ends March 31, 2011, and is referred to as “fiscal 2011.”
On December 14, 2010, Graham acquired Energy Steel & Supply Company, an ASME code fabrication and specialty machining company that manufactures heat exchangers, structural weldments and valve and pump replacement parts for the nuclear power generation industry. Energy Steel’s operating results are included in Graham’s consolidated results as of the date of the acquisition.
Net sales were $19.2 million in the third quarter of fiscal 2011. Organic sales were $18.5 million, a 52% increase over net sales of $12.2 million in the prior year’s third quarter and 18% above net sales of $15.7 million in the trailing second quarter of fiscal 2011.
Net income of $0.8 million, or $0.08 per diluted share, in fiscal 2011’s third quarter was negatively impacted by approximately $0.5 million, or $0.05 per diluted share, of acquisition related expenses. Fiscal 2010 third quarter net income was also $0.8 million, or $0.08 per diluted share. Graham does not expect any material acquisition-related expenses in the fourth quarter of fiscal 2011.
Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “Revenue was strong in the quarter and orders also improved. Yet, while we are encouraged with the activity we are seeing in the oil refinery, petrochemical and power markets as the global recovery gains traction, there is still hesitance by our customers to convert our very robust pipeline of opportunities into orders.”
Strong International Markets
International sales, which represented 64% of total sales in the third quarter of fiscal 2011 compared with 58% of total sales in fiscal 2010’s third quarter, were $12.3 million. Sales advanced in nearly all regions with significant increases in Asia, the Middle East and South America. U.S. sales increased 35% in the third quarter of fiscal 2011 to $6.9 million compared
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Graham Corporation Reports Third Quarter Fiscal 2011 Revenue Up 58% Over Prior Year Period February 4, 2011	Page 2
with $5.1 million in the prior fiscal year’s third quarter. U.S. sales comprised 36% of total sales in the current quarter compared with 42% in the prior fiscal year’s third quarter.
Forty percent of Graham’s sales in the third quarter of fiscal 2011 were to the refining industry compared with 36% of sales in the same period of the prior fiscal year. Approximately 17% of sales were to the chemical/petrochemical industry during the third quarter of fiscal 2011 compared with 44% in the prior fiscal year’s third quarter, while sales to other commercial and industrial applications accounted for 43% of sales, up from 20% in the prior fiscal year’s third quarter.
Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on at least a trailing 12-month basis. Graham expects that international sales will continue to grow and that such sales will comprise a larger portion of its oil refinery and petrochemical market revenue in future periods as the market for those industries in the U.S. remain weak. However, with the acquisition of Energy Steel, Graham also believes that sales opportunities will increase within the strong U.S. nuclear market.
Operating Performance
Gross profit was $4.9 million, or 25% of sales, in the third quarter of fiscal 2011. Gross profit was $3.8 million, or 31% of sales, in the same period of the prior fiscal year and 34% in the trailing second quarter of fiscal 2011. Gross margin in the third quarter of fiscal 2011 was dampened by the highly competitive pricing environment that existed during the latter half of calendar year 2009 and first several months of calendar year 2010.
Selling, general and administrative (“SG&A”) expenses in the third quarter of fiscal 2011 were $3.6 million, compared with $2.7 million in the prior year’s third quarter. The increase in expense was primarily related to the $0.7 million in transaction costs associated with the Energy Steel acquisition. Excluding those costs, SG&A increased approximately 7%, or $0.2 million, in the fiscal 2011 third quarter as a result of higher variable compensation expense associated with improved sales. SG&A, excluding acquisition transaction costs, was approximately 15% of sales in fiscal 2011’s third quarter compared with 22% in the prior year’s third quarter.
Operating profit in the third quarter of fiscal 2011 was $1.3 million, 18% above operating profit of $1.1 million in the prior year’s third quarter. Excluding acquisition costs, operating margin was 10% in the current year’s quarter compared with 9% in the prior fiscal year’s third quarter, and 15% in the trailing second quarter of fiscal 2011.
Interest income in the third quarter of fiscal 2011 was $13 thousand compared with $11 thousand in the same period of the prior fiscal year. The increase was a result of a higher average level of invested cash.
Fiscal 2011 Nine-Month Review
Net sales for the first nine months of fiscal 2011 were $48.3 million, slightly below net sales of $48.4 million in the first nine months of the prior fiscal year. International sales increased to 59% of sales during the first nine months of fiscal 2011 compared with 52% of sales in the prior fiscal year’s nine-month period. U.S. sales were down to 41% of sales for the fiscal 2011 nine-month period, compared with 48% in the prior fiscal year’s nine-month period.
Sales to the refining industry accounted for 34% of revenue in the first nine months of fiscal 2011, down from 43% in the same period of fiscal 2010. Chemical/petrochemical sales were 28% of revenue in the fiscal 2011 third quarter compared with 32% in the prior year’s third quarter and sales to other commercial and industrial applications represented 38% of sales in the fiscal 2011 nine-month period compared with 25% in the nine-month period of fiscal 2010.
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Graham Corporation Reports Third Quarter Fiscal 2011 Revenue Up 58% Over Prior Year Period February 4, 2011	Page 3
Gross profit for the fiscal 2011 nine-month period was $14.1 million, or 29% of sales, compared with $18.0 million, or 37% of sales, in the same period in the prior fiscal year, as a result of margin compression on orders received during the depths of the global recession.
SG&A expenses were $9.2 million in the fiscal 2011 nine-month period compared with $9.0 million in the first nine months of fiscal 2010. Excluding the transaction costs of $0.7 million associated with the Energy Steel acquisition, SG&A decreased approximately 6%, or $0.5 million, in the nine-month period of fiscal 2011 reflecting productivity improvements and restructuring activities executed during fiscal 2010. SG&A, excluding transaction costs, was approximately 18% of sales in fiscal 2011’s first nine months compared with 19% in the prior year period.
Net income in the first nine months of fiscal 2011 was $3.3 million, or $0.33 per diluted share, compared with net income of $5.8 million, or $0.58 per diluted share, in the comparable nine-month period of fiscal 2010.
Mr. Jeffrey F. Glajch, Graham’s Chief Financial Officer, commented, “The integration of Energy Steel is going quite well and acquisition-related expenses were less than we originally anticipated. We expect integration to be completed in fiscal 2012.”
Balance Sheet Remains Strong with Significant Cash Position
Net cash used in operating activities for the third quarter of fiscal 2011 was $3.7 million compared with $3.4 million generated from operations in the prior year’s third quarter and $0.6 million generated in the second quarter of fiscal 2011. For the first nine months of fiscal 2011, cash used in operations was $5.8 million compared with cash generated from operations of $12.7 million during the same period in the prior fiscal year. The use of cash in both the quarter and nine-month periods ended December 31, 2010 was the result of the utilization of customer deposits to purchase inventory for the related customer projects as they enter production and the timing of billings for projects in process.
Cash, cash equivalents and investments at December 31, 2010 were $48.2 million compared with $70.8 million at September 30, 2010 and $74.6 million at March 31, 2010. The acquisition of Energy Steel on December 14, 2010, required $17.9 million in cash. Included in cash and equivalents is a significant amount of negotiated customer deposits which Graham received near the end of fiscal 2010, approximately $8 million of which has been utilized as planned through the first nine months of fiscal 2011 to purchase materials for the related customer projects. The balance of these remaining deposits is approximately $6 to $8 million and will be used to procure materials for the related customer projects through fiscal 2013.
Capital expenditures were $746 thousand in the third quarter and $1.4 million in the first nine months of fiscal 2011, compared with $220 thousand for the third quarter and $502 thousand in the first nine months of fiscal 2010.
Capital expenditures in fiscal 2011 are expected to be approximately $2.8 million to $3.3 million, above Graham’s historic annual level of capital spending of $1.5 to $2.0 million. Higher capital expenditures during fiscal 2011 have been related to capital equipment requirements associated with the large U.S. Navy program order that Graham won in the third quarter of fiscal 2010. Approximately 80% of capital spending is planned for machinery and equipment.
In December 2010, Graham established a new credit facility with its bank that provides a $25 million revolving credit line, expandable to up to $50 million, with interest based on the bank’s prime rate or LIBOR plus a margin. Graham had no borrowings outstanding at the end of the quarter, excluding $15.0 million in outstanding letters of credit, against this revolving line of credit facility.
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Graham Corporation Reports Third Quarter Fiscal 2011 Revenue Up 58% Over Prior Year Period February 4, 2011	Page 4
Outlook
Orders during the third quarter of fiscal 2011 were $17.8 million, up 70% over orders of $10.5 million in the second quarter of fiscal 2011, but below orders of $51.6 million in the prior fiscal year’s third quarter, which included the U.S. Navy’s carrier program order in excess of $25 million. Energy Steel had $0.8 million in orders recorded in the third quarter from the date of acquisition. Orders from international and U.S. customers were balanced at 50% of total orders during the third quarter of fiscal 2011. International orders comprised 54% of total orders in the first nine months of fiscal 2011. For the next few years, Graham expects an increase in orders to come from international customers in its traditional oil refinery and petrochemical markets. At the same time, the addition of Energy Steel is expected to improve U.S. order rates from the nuclear power generation market.
Graham’s backlog was $90.5 million at December 31, 2010 compared with $83.3 million at September 30, 2010 and $89.8 million at December 31, 2009. At December 31, 2010, there was one order in backlog with a value of approximately $1.1 million which remained on hold. No orders were cancelled during the third quarter of fiscal 2011. Included in backlog is $8.6 million associated with Energy Steel.
Approximately 38% of projects in Graham’s backlog as of the end of the third quarter are for refinery projects, 8% for chemical and petrochemical projects and 54% for power and other markets, compared with 40%, 20% and 40%, respectively, at December 31, 2009. Included in Graham’s backlog are several large orders, including the U.S. Navy’s carrier program order, which are not expected to begin to be delivered until late in fiscal 2011 and beyond. Consequently, Graham expects about 70% to 80% of its current backlog to ship in the next twelve months, as opposed to the 85% to 90% of backlog that would more typically ship in a twelve-month period.
Graham expects sales will be in the range of $69 million to $72 million, an improvement of 11% to 16% over fiscal 2010. The estimate is tighter and at the high end of Graham’s previous guidance as a result of the acquisition of Energy Steel. Gross margin expectations are unchanged at 28% to 30%. Excluding acquisition costs, but including the impact of the acquisition of Energy Steel, SG&A expense for fiscal 2011 is expected to be between $12.4 million to $12.8 million. The expected annual effective tax rate for fiscal 2011 is expected to be between 33% and 34%.
Mr. Lines concluded, “It is now clear that many of our international markets have strengthened appreciably in the last few quarters while, at the same time, there are some encouraging signs on the domestic front. We are confident that our progressive, customer-focused sales model and engineering excellence has put us in position to capture a significant share of this new business. At the same time, we intend to focus on successfully completing the integration of Energy Steel and leveraging our acquired relationships in the nuclear market to grow Graham’s presence in a market that we expect to be a larger part of the world’s energy supply in the coming years.”
Stock Buyback Program
Graham maintains a stock repurchase program which permits it to repurchase up to 1,000,000 shares of its common stock through July 29, 2011. Since the initiation of the program in January 2009, Graham has repurchased 362,000 shares at a cost of $3.4 million of which 10,000 shares were repurchased during fiscal 2011’s third quarter at an average price per share of $14.98.
Webcast and Conference Call
Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and
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Jeffrey F. Glajch, Vice President — Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the third quarter and first nine months of fiscal 2011, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on Graham’s website at www.graham-mfg.com. A question and answer session will follow the formal discussion.
Graham’s conference call can be accessed by dialing 1-201-689-8560 and requesting conference ID number 364158. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.
To listen to the archived call, dial 1-858-384-5517, and enter conference ID number 364158. A telephonic replay will be available from 2:00 p.m. Eastern Time on the day of release through February 11, 2011. A transcript of the call can be found on Graham’s website, once available.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 70 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.
Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.
Safe Harbor Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking
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Graham Corporation Reports Third Quarter Fiscal 2011 Revenue Up 58% Over Prior Year Period February 4, 2011	Page 6
statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

For more information contact:
Jeffrey Glajch, Vice President — Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports Third Quarter Fiscal 2011 Revenue Up 58% Over Prior Year Period February 4, 2011	Page 7
Graham Corporation Third Quarter Fiscal 2011
Condensed Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$19,215	$12,166	$48,289	$48,412
Cost of products sold	14,352	8,345	34,229	30,459

Gross profit	4,863	3,821	14,060	17,953

Gross profit margin	25.3%	31.4%	29.1%	37.1%
Other expenses and income:
Selling, general and administrative	3,583	2,718	9,169	8,998
Other expense	—	—	—	96

Operating profit	1,280	1,103	4,891	8,859
Operating margin	6.7%	9.1%	10.1%	18.3%
Interest income	(13)	(11)	(47)	(44)
Interest expense	14	—	30	34

Income before income taxes	1,279	1,114	4,908	8,869
Provision for income taxes	442	350	1,636	3,119

Net income	$837	$764	$3,272	$5,750

Per share data:
Basic:
Net income	$0.08	$0.08	$0.33	$0.58

Diluted:
Net income	$0.08	$0.08	$0.33	$0.58

Weighted average common shares outstanding:
Basic:	9,899	9,903	9,919	9,897
Diluted:	9,930	9,945	9,956	9,933

Dividends declared per share	$.02	$.02	$.06	$.06

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Graham Corporation Reports Third Quarter Fiscal 2011 Revenue Up 58% Over Prior Year Period February 4, 2011	Page 8
Graham Corporation Third Quarter Fiscal 2011
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	December 31,	March 31,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$20,718	$4,530
Investments	27,516	70,060
Trade accounts receivable, net of allowances ($8 and $17 at December 31, and March 31, 2010, respectively)	6,065	7,294
Unbilled revenue	7,488	3,039
Inventories	5,502	6,098
Prepaid expenses and other current assets	1,164	651

Total current assets	68,453	91,672
Property, plant and equipment, net	11,723	9,769
Prepaid pension asset	7,917	7,335
Goodwill	17,326	—
Other assets	199	203

Total assets	$105,618	$108,979

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$48	$66
Accounts payable	5,739	6,623
Accrued compensation	3,523	4,010
Accrued expenses and other liabilities	2,916	2,041
Customer deposits	14,368	22,022
Income taxes payable	758	68
Deferred income tax liability	143	138

Total current liabilities	27,495	34,968

Capital lease obligations	113	144
Accrued compensation	321	292
Deferred income tax liability	2,564	2,930
Accrued pension liability	237	246
Accrued postretirement benefits	913	880
Contingent liability	1,800	—
Other long-term liabilities	536	445

Total liabilities	33,979	39,905

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value Authorized, 500 shares
Common stock, $.10 par value Authorized, 25,500 shares
Issued, 10,203 and 10,155 shares at December 31 and March 31, 2010 respectively	1,020	1,016
Capital in excess of par value	16,002	15,459
Retained earnings	62,219	59,539
Accumulated other comprehensive loss	(4,174)	(4,386)
Treasury stock (363 and 305 shares at December 31 and March 31, 2010, respectively)	(3,428)	(2,554)

Total stockholders’ equity	71,639	69,074

Total liabilities and stockholders’ equity	$105,618	$108,979

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February 4, 2011
Graham Corporation Third Quarter Fiscal 2011
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2010	2009

Operating activities:
Net income	$3,272	$5,750

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	884	751
Amortization of unrecognized prior service cost and actuarial losses	218	508
Discount accretion on investments	(44)	(40)
Stock-based compensation expense	336	317
Loss on disposal of property, plant and equipment	18	3
Deferred income taxes	(532)	(228)
(Increase) decrease in operating assets, net of acquisition:
Accounts receivable	2,803	(855)
Unbilled revenue	(3,852)	8,419
Inventories	1,149	1,027
Income taxes receivable/payable	690	629
Prepaid expenses and other current and non-current assets	(271)	(58)
Prepaid pension asset	(582)	(184)
Increase (decrease) in operating liabilities:
Accounts payable	(1,461)	(1,996)
Accrued compensation, accrued expenses and other current and non-current liabilities	(569)	(945)
Customer deposits	(7,961)	(432)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	54	57

Net cash (used) provided by operating activities	(5,848)	12,723

Investing activities:
Purchase of property, plant and equipment	(1,435)	(502)
Proceeds from sale of property, plant and equipment	14	7
Purchase of investments	(138,402)	(134,673)
Redemption of investments at maturity	180,990	124,710
Acquisition of Energy Steel & Supply Company	(17,882)	—

Net cash provided (used) by investing activities	23,285	(10,458)

Financing activities:
Proceeds from issuance of long-term debt	—	821
Principal repayments on long-term debt	(49)	(841)
Issuance of common stock	146	34
Dividends paid	(592)	(591)
Purchase of treasury stock	(874)	(229)
Excess tax deduction on stock awards	66	21
Other	—	4

Net cash used by financing activities	(1,303)	(781)

Effect of exchange rate changes on cash	54	4

Net increase in cash and cash equivalents	16,188	1,488
Cash and cash equivalents at beginning of period	4,530	5,150

Cash and cash equivalents at end of period	$20,718	$6,638

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February 4, 2011
Graham Corporation Third Quarter Fiscal 2011
Additional Information
ORDER & BACKLOG TREND
(Amounts in millions)

	Q110	Q210	Q310	Q410	FY2010	Q111	Q211	Q311
	6/30/09	9/30/09	12/31/09	3/31/10	3/31/10	6/30/10	9/30/10	12/31/10
Orders	$8.8	$29.6	$51.6	$18.3	$108.3	$8.1	$10.5	$17.8
Backlog	$37.0	$50.5	$89.8	$94.3	$94.3	$89.1	$83.3	$90.5
SALES BY INDUSTRY
(Amounts in millions)

	Q111%		Q211%		Q311%
FY 2011	6/30/10	Total	9/30/10	Total	12/31/10	Total
Refining	$3.3	25%	$5.3	34%	$7.6	40%
Chemical/ Petrochemical	$5.3	40%	$5.0	32%	$3.2	17%
Power	$1.1	8%	$2.4	15%	$4.5	23%
Other	$3.7	27%	$3.0	19%	$3.9	20%
Total	$13.4		$15.7		$19.2

	Q110%		Q210%		Q310%		Q410%		FY2010%
FY 2010	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31//10	Total	3/31/10	Total
Refining	$9.2	46%	$7.1	44%	$4.4	36%	$4.7	34%	$25.5	41%
Chemical/ Petrochem	$4.7	23%	$5.3	33%	$5.3	44%	$6.3	45%	$21.5	35%
Power	$0.1	N/A	$0.1	1%	$0.2	2%	$0.5	4%	$0.9	1%
Other	$6.1	31%	$3.6	22%	$2.3	18%	$2.3	17%	$14.3	23%
Total	$20.1		$16.1		$12.2		$13.8		$62.2

Graham Corporation Reports Third Quarter Fiscal 2011 Revenue Up 58% Over Prior Year Period	Page 11
February 4, 2011
Graham Corporation Third Quarter Fiscal 2011
Additional Information
(Continued)
SALES BY REGION
(Amounts in millions)

	Q111%		Q211%		Q311%
FY 2011	6/30/10	Total	9/30/10	Total	12/31/10	Total
United States	$5.5	41%	$7.5	48%	$6.9	36%
Middle East	$0.8	6%	$1.6	10%	$4.3	23%
Asia	$4.5	34%	$3.5	22%	$4.7	24%
Other	$2.6	19%	$3.1	20%	$3.3	17%
Total	$13.4		$15.7		$19.2

	Q110%		Q210%		Q310%		Q410%		FY2010%
FY 2010	6/30/09	Total	9/30/09	Total	12/31/09	Total	3/31/10	Total	3/31/10	Total
United States	$10.2	51%	$8.1	50%	$5.1	42%	$4.5	33%	$27.9	45%
Middle East	$0.4	2%	$2.9	18%	$1.8	15%	$1.4	10%	$6.4	10%
Asia	$8.2	41%	$4.0	25%	$2.8	23%	$5.4	39%	$20.3	33%
Other	$1.3	6%	$1.1	7%	$2.5	20%	$2.5	18%	$7.6	12%
Total	$20.1		$16.1		$12.2		$13.8		$62.2
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